UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 17, 2008 (September 16, 2008)
DYNAMEX INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-21057 (Commission File Number)	86-0712225 (I.R.S. Employer Identification No.)

5429 LBJ Freeway, Suite 1000 Dallas, Texas (Address of principal executive offices)		75240 (Zip Code)
Registrant’s telephone number, including area code:
(214) 560-9000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On September 17, 2008, Dynamex Inc (“the Company”) announced that Mr. Richard McClelland has informed the Company’s Board of Directors of his desire to relinquish his duties as President and Chief Executive Officer of the Company once a suitable replacement has been identified. Mr. McClelland has served as chief executive officer of Dynamex and its predecessor companies for over 20 years. McClelland did not cite any disagreements with the Company in making his announcement.
     The Board has engaged a management recruiting firm to conduct a nationwide search for a successor. The Board expects to complete this process in the near future. Mr. McClelland has agreed to remain CEO until a suitable replacement has been selected by the Board and to remain with the Company as Chairman of the Board (See press release of Dynamex Inc. dated September 17, 2008 in exhibit 99.1).
     (e) The Compensation Committee (the Committee) of the Board of Directors engaged Pearl Meyer & Partners (PM&P), an independent compensation consultant, to provide competitive market data covering certain named executive officers of the Company. As a part of this study and subsequent to the previous year’s bonus and equity award cycle, PM&P provided the Committee with competitive data from a peer group of companies and their survey data base.
     PM&P was then engaged to assist and advise the Committee in the design and implementation of formal performance requirements for a segment of future stock-based awards. As part of this assignment, PM&P correlated the Company’s recent equity grants and annual incentive opportunity to a comparably sized industry peer group and found Mr. McClelland’s compensation to be in the lower second quartile of the market while the Company’s financial performance was in the top quartile of its peers for select, long-term performance indicators.
     On the basis of these two reports, PM&P provided the Committee with a number of recommendations including a suggested, one-time award to Mr. McClelland of $1.5 million. The Committee reviewed the consultant’s recommendations in light of Mr. McClelland’s recent commitment to remain CEO until a suitable replacement is selected by the Board, and thereafter as Chairman of the Board, and recommended the award to the Board for approval.
     The Board approved the payment to Mr. McClelland at its regularly scheduled meeting on September 16, 2008. This award brings Mr. McClelland’s compensation to near the market median based on a three year average and the Board feels that given the performance of the Company under his leadership and his prospective commitment to the Company and its shareholders in his new role as Chairman, this award is fully merited.
     The payment to Mr. McClelland in the first quarter of FY 2009 will reduce net income per fully diluted share by $0.10.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release of Dynamex Inc. dated September 17, 2008.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DYNAMEX INC.
Dated: September 17, 2008	By:	/s/ Ray E. Schmitz
Ray E. Schmitz
Vice President and Chief Financial Officer